EXHIBIT 10.1

November 20, 2013
Andrew J. Thomas
Craft Brew Alliance, Inc.
929 North Russell Street
Portland, OR 97227

Dear Andy:

Subject:                          Employment

This letter amends and restates your employment letter dated June 1, 2011, and supersedes and replaces any prior offer letter or other agreement regarding your employment by Craft Brew Alliance, Inc. (the "Company"), effective January 1, 2014 (the "Effective Date").  The purpose of this letter is to set forth our understanding about your continued employment with the Company as its Chief Executive Officer as of the Effective Date.

Your employment will be "at-will," which means you or the Company may end the employment relationship at any time.  Our mutual agreement regarding your salary, severance, and other benefits and obligations is set forth below.

Compensation and Benefits

As of the Effective Date, your annual base salary rate will be $400,000 (before standard tax withholdings and other payroll deductions).  Your base salary level will be reviewed annually for adjustment beginning January 1, 2015, by the Compensation Committee of the Company's Board of Directors (the "Board"), with salary adjustments, if any, generally made effective as of April 1.  In addition, you are entitled to participate in all of the Company's employee benefit programs for which you are eligible, including long-term incentive awards approved by the Compensation Committee for executive officers from time to time.

You will be eligible for a yearly bonus payable following certification of the Company's financial results for the prior fiscal year under the Company's Annual Cash Incentive Bonus Plan for Executive Officers.  Your target bonus amount for 2014 will be $250,000.  The bonus target amount in future years will be determined by the Compensation Committee.  All or a portion of target bonus amounts may be conditioned upon achieving certain performance targets approved by the Compensation Committee or the Board.  You must remain employed through the payment date to be eligible for a bonus.

Andrew J. Thomas
November 20, 2013

Severance

In the event that your employment with the Company is terminated by the Company for any reason other than "for cause" or terminated by you due to "good reason," the Company will provide you with severance benefits for 12 months (the "Severance Period"), commencing on the day following termination and payable in accordance with the Company's normal payroll schedule.  Severance will be payable based on your weekly base salary rate in effect at the date of termination.  In addition, with respect to a termination described in this paragraph occurring prior to January 1, 2016, you will be paid an additional severance amount (“Additional Severance”) in a lump sum on or before March 15 of the calendar year after the year in which your employment terminated.  For a termination prior to January 1, 2015, the Additional Severance amount is equal to your annual base salary in effect on the date of termination, and for a termination on or after January 1, 2015, but prior to January 1, 2016, the Additional Severance amount is equal to one-half of your annual base salary in effect on the date of termination.  The payment of Additional Severance is intended to be a "short-term deferral" within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

In addition, the Company will promptly (in no event later than March 15 of the calendar year after the year in which your employment terminated) make a cash payment to you in an amount equal to 100% of your unused Paid Time Off ("PTO") hours accrued through the date of termination in accordance with the provisions of the Company's PTO Plan then in effect.

If you become entitled to severance benefits under this agreement, the Company will also continue to provide you, for the Severance Period, the same health benefits as were being provided to you at the time of termination; provided, however, that such benefits shall terminate in the event you find new employment with comparable health coverage.  Notwithstanding the forgoing, for a termination entitling you to severance occurring prior to January 1, 2016, the “Severance Period” for purposes of the continuation of health benefits will be (a) 24 months for a termination prior to January 1, 2015 or (b) 18 months for a termination on or after January 1, 2015, but prior to January 1, 2016.  The foregoing health benefits may be satisfied by payment of COBRA premiums on your behalf or, for any period when COBRA is not available to you, cash payments to you in an amount equal to the periodic COBRA or health insurance premium last paid on your behalf.

For purposes of this letter, "for cause" means that (i) you have engaged in conduct which has substantially and adversely impaired the interests of the Company, or would be likely to do so if you were to remain employed by the Company; (ii) you have engaged in fraud, dishonesty or self-dealing relating to or arising out of your employment with the Company; (iii) you have violated any criminal law relating to your employment or to the Company; (iv) you have engaged in conduct which constitutes a material violation of a significant Company policy or the Company's Code of Ethics, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol and workplace violence; or (v) you have repeatedly refused to obey lawful directions of the Company's Board of Directors, including failing to maintain your primary residence no further than 50 miles from the Company's principal office within six months after the Board makes such a direction.

For purposes of this letter, "good reason" means the occurrence of one or more of the following events without your consent:  (a) a material reduction in your authority, duties, or responsibilities as the Company's Chief Executive Officer; or (b) a material reduction in the authority, duties, or responsibilities of the person or persons to whom you report (including, if applicable, a requirement that you report to a Company officer or employee instead of reporting directly to the Company's Board of Directors); provided, however, that "good reason" shall only be deemed to have occurred if:  (i) within 90 days after the initial existence of the circumstances constituting "good reason," you provide the Company with a written notice describing such circumstances, (ii) the Company fails to cure the circumstances within 30 days after the Company receives your notice, and (iii) you terminate your employment with the Company and all the members of the Company's controlled group within 90 days of the date of your notice.

Andrew J. Thomas
November 20, 2013

For purposes of this letter, a termination of your employment will be deemed to occur only when or if there has been a "separation from service" as such term is defined in Treasury Regulation Section 1.409A-1(h).

If, during the Severance Period, you become employed or associated with a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or the portion of Anheuser-Busch, Inc.'s business relating to alcoholic beverages, your severance payments and benefits under this letter agreement will terminate as of the effective date of such employment or association.  The forgoing shall not be interpreted as superseding or replacing any provision of the Employee Noncompetition and Nondisclosure Agreement between you and the Company dated November 20, 2013.

The total amount of severance payments and other benefits (except benefits designated as "short-term deferral" payments or as described in Treasury Regulation Sections 1.409A-1(a)(5) or 1.409A-1(b)(9)(v)) provided to you pursuant to this letter agreement shall not exceed two times the lesser of (i) the sum of your annualized compensation based upon your annual salary in the year preceding the year in which your employment is terminated (adjusted for any increase during that year that was expected to continue indefinitely if your employment had not terminated) or (ii) the applicable dollar limit under Section 401(a)(17) of the Internal Revenue Code for the calendar year in which your employment is terminated.

The severance payments and other benefits under this letter are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code by reason of all payments under this letter agreement being either "short-term deferrals" within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii).  All provisions of this letter shall be interpreted in a manner consistent with preserving these exemptions.

The Company will require you to execute an appropriate general release of claims that you may have relating to your employment at the Company and termination of your employment as a condition to your receipt of any severance payments or other benefits other than those required by law or provided to employees generally.  If such general release of claims is not executed within 30 days following the date your employment with the Company is terminated, all severance payments and other benefits payable after such 30‑day period will be forfeited, and you agree to repay any severance payments, and the value of other benefits, paid to you during such period.

Andrew J. Thomas
November 20, 2013

Code of Conduct

By your signature below, you agree to comply with the Company's Code of Conduct and Ethics as in effect from time to time, and to be subject to the Company's policies and procedures in effect from time to time for senior executives of the Company.

We appreciate your continued efforts on behalf of the Company and look forward to having you as a member of our team for years to come.

Sincerely,

/s/ Kurt R. Widmer
Kurt R. Widmer
Chairman of the Board
Acknowledged and Agreed:

/s/ Andrew J. Thomas	Date: November 20, 2013
Andrew J. Thomas